Exhibit 99.1

Introductory Note:  The Company in not responsible for any transcript errors herein.

FINAL TRANSCRIPT

Conference Call Transcript

CRN - Q2 2004 Cornell Companies, Inc. Earnings Conference Call

Event Date/Time: Aug. 05. 2004 / 11:00AM ET

Event Duration: N/A

CORPORATE PARTICIPANTS

 Lisa Fortuna

 Financial Relations Board - Moderator

 Harry Phillips

 Cornell Companies - Chairman and CEO

 John Nieser

 Cornell Companies - Treasurer, Acting CFO

 Tom Jenkins

 Cornell Companies - President and COO

CONFERENCE CALL PARTICIPANTS

 David Tomblin

 J.P. Morgan - Analyst

 Tony Randall

Analyst

 Phil Schipper

 Hartford Management - Analyst

 Nelson Obus

 Wynnefield - Analyst

 Rick D’Auteuil

 Columbia Management - Analyst

 Sheryl Skolnick

 Fulcrum Global Partners - Analyst

 Todd Van Fleet

 First Analysis - Analyst

 Zachary George

 Pirate Capital - Analyst

 Ross Taylor

 Caxton and Associates - Analyst

PRESENTATION

Operator

 Good morning, ladies and gentlemen, and welcome to the Cornell Companies second quarter 2004 results conference call. At this time, all participants are in a listen only mode. Following today’s presentation, instructions will be given for the question-and-answer session.

(OPERATOR INSTRUCTIONS)

As a reminder, this conference is being recorded today Thursday August 5th, 2004. I would now like to turn the conference over to Lisa Fortuna with the Financial Relations Board. Please go ahead, Ma’am.

 Lisa Fortuna  - Financial Relations Board - Moderator

 Good morning. Thank you all for joining us to discuss Cornell Companies second quarter 2004 results. By now, everyone should have a copy of the press release that was sent out earlier this morning. If anyone needs a copy it is available on the Cornell website at www.CornellCompanies.com or you can call us at 312-640-6688 and we can resend the information.

Joining us today from management, we have Harry Phillips, Chairman and Chief Executive Officer; Tom Jenkins, president and Chief Operating Officer; John Nieser, acting chief financial officer and Lou Collazo vice president and controller.

Before we get started we’d like to inform you that certain statements made during this conference call that are not historical may be deemed forward looking statements within the meanings of the Private Securities Litigation Reform Act of 1995.

These statements are discussed in the press release issued today. Risk factors associated with these statements can be found in the latest SEC filing. Additionally, we want to let you know that the information and statements made during the call are made as of the date of this call. Listeners (indiscernible) replay should understand that the passage of time by itself will diminish the quality of these statements. The contents of the call are the property of the Company and any replay or transmission of the call may be done with the consent of Cornell Companies Incorporated.

With that aside, I’d like to turn the call over to Harry Phillips for his opening remarks. Please go ahead Harry.

Harry Phillips  - Cornell Companies - Chairman and CEO

 Thank you Lisa. Good morning, this is Harry Phillips. I am Chairman and CEO of Cornell and thanks for joining us today for our second quarter ‘04 earnings conference call. As Lisa mentioned joining me today are Tom Jenkins our President and John Nieser, our acting chief financial officer and Lou Collazo our controller.

First I’d like to mention that earlier this week we announced that John Hendrix had resigned from his position as CFO and I did want to take this opportunity to thank him for his contributions over the years. We’re pleased that we will have the continued benefit of his experience during the consulting period. We will be conducting a nationwide search for John’s replacement. In the interim John Nieser, our Treasurer, will perform the CFO’s functions.

John’s an experienced financial professional. We’re fortunate to be able to rely on him.

Turning to the quarter must of you have already seen our earnings release as well as last week’s release announcing preliminary results that would not meet our expectations. We reported a GAAP loss of 8 cents a share versus our expectation of a loss of 5 cents per share after giving consideration to charges related to the early extinguishment of debt.

This compares with earnings last year of 17 cents a share. On a pro forma basis earnings were 13 cents a share, compared with our expectation of 19 cents. Pro forma results exclude the charges related to the early extinguishment of debt, startup expenses net of revenues for new facilities and losses associated with New Morgan Academy.

As you are aware, we are not happy with these results. This performance was especially disappointing because we were on track the first two months of the quarter but June was negatively impacted by lower than expected revenues, and higher-than-expected expenses across a number of facilities. Tom and John will give you some more details on these items as well as what we have done and are doing to ensure that they are not repeated.

Even though the financial results for the quarter were disappointing we do not want to lose sight of the fact that we continue to make progress in our pipeline of projects and development. Even though in some cases these projects are ramping up more slowly than we would like, we still expect they represent a run rate of over 100 million. Traditionally they were accomplishments during this quarter and since the quarter end that will contribute to our long-term growth strategy.

For example in July we activated the first tower of the regional Correctional Center in New Mexico. Just yesterday, we opened Southern Peaks Treatment Center. We have assumed an agreement to operate a 976 bed Youth facility in Walnut Grove, Mississippi. We signed a five-year agreement to provide alternative education services to third and fourth-grade students in the Philadelphia school district. Also we won a contract to operate an adult community corrections center in the Las Vegas area.

All these will add to revenues and contribute positively to earnings and, importantly, the Walnut Grove and Las Vegas contracts give us a foot in the door in Mississippi and Nevada, respectively, which will improve our position to win additional business in those states.

We also secured the longer-term financing that will provide the funds and flexibility to bring our pipeline of projects to fruition. As well as give us the dry powder to capitalize on future attractive opportunities by issuing 112 million principal amount of 8 year notes and entering into a $60 million revolving credit facility that can be expanded to $100 million. While we do acknowledge these financial results and some short-term dilution we believe that over the long-term the shareholder value that will be created is truly meaningful and well worth the trade-off.

Taking all the above factors into account we have updated out outlook for the remainder of the year. I did want to point out that because the earnings impact and startup projects are dependent on a number of issues that make it difficult to predict exactly when they will contribute and because we have several startups right now, it is appropriate to give you an EPS range rather than a single number.

Looking forward, we expect GAAP EPS for the third quarter to range between a loss of 8 and 4 cents per share. In pro forma EPS to range between earnings of 8 and 12 cents per share. For the year we expect GAAP EPS to run between 3 and 7 cents earnings per share in pro forma EPS from 53 to 57 cents.

As I said earlier we still expect to reach about 300 million in revenues which equates to about a 10 percent growth over last year.

Now I’ll ask John Nieser to give you more details on the financials and then Tom Jenkins will discuss our facilities and we will come back to John after that and give you our updated outlook for the third quarter in ‘04. John.

 John Nieser  - Cornell Companies - Treasurer, Acting CFO

 Thank you Harry. As Harry mentioned, we reported second quarter pro forma earnings per share of 13 cents priority charges related to the early extinguishment of debt, preopening and startup expenses, net of startup revenues and costs associated with New Morgan Academy. We are reporting revenues at 70 million at second quarter, which is a 3.6 percent net increase from revenues at 67.6 million, the same quarter of the prior year. This increase is primarily due to increased contribution to the Big Spring correctional facility, Texas Adolescent Center, and certain of the Pennsylvania based facilities.

Overall the occupancy levels at our residential facilities were strong for the second quarter at 100.9 percent. However certain facilities and programs experienced lower than anticipated revenues in June which Tom will discuss in greater detail.

I will point out more of the significant revenue changes by division. In the juvenile services division revenues increased approximately 1.7 million to 31.2 million. Revenues for 2004 include revenues of approximately 1.5 million, in the Texas Adolescent Center, we began operating in October 2003 and startup revenues of approximately 800,000 for the Joe (indiscernible) Residential Treatment Center which began operating in June 2003.

Increased occupancy at Cornell Abraxas 1 resulted in revenues – increased revenues for approximately $.5 million. Additionally we terminated our management contract for the (indiscernible) Youth Development program effective September 30, 2003, which reduced revenues by approximately $1 million in the second quarter of 2004 as compared to 2003.

Average contract occupancy for the juvenile services division was 95.6 percent for the second quarter of 2004 as compared to 91.1 percent for the same quarter of 2003. The average contract occupancy for 2003 and 2004 includes the startup operations of the Joe (indiscernible) Residential Treatment Center and the Plankinton Regional Detention Center in 2004.

Excluding startup operations average contract occupancy for the second quarter of 2004 was 98 percent.

Secure institutional service division revenues increased by 1.1 million to 26.7 million in the period. The increase in revenues at Big Spring Correctional Facility of approximately 1.4 million was due to a 32-bed expansion included in April 2003 and an increase in per diem rates in mid-March 2004.

Revenues were reduced by approximately $300,000 at the Deeray James Facility due to a reduction per diem in the second half of 2003. The average contract occupancy for the secure institutional services division was 101.6 percent for first quarter 2004 as compared to 100.3 percent the same quarter of 2003.

In the adult community based corrections and treatment service division, revenues decreased by $400,000 to approximately 12.1 million. This is principally due to a decrease in revenues at the Dallas County Judicial Treatment Center due to decreased occupancy and the termination of the Santa Fe electronic marketing program in the first quarter of 2004. Average contract occupancy for the adult community-based services division was 103.3 percent for the first quarter of 2004 as compared to 109.7 percent for the same quarter of 2003.

Turning to operating margins. The 2004 second quarter operating margin net of preopening and startup expenses and revenues was 19.3 percent as compared to 22.9 percent for the same quarter of 2003. However if you exclude preopening and startup expenses and revenue and the cost associated with the New Morgan Academy our pro forma operating margin was 22.3 percent in the first quarter of 2004 compared to 24.4 percent in the same quarter of 2003.

Preopening and startup costs were approximately 2.4 million related to the preopening and startup activities for the Jos-Arz residential treatment center of Plankinton Retail Detention Center, the Regional Correction Center in New Mexico and the Southern Peaks regional treatment center. Revenues attributable to startup operations were approximately $838,000 for the quarter.

The operating margins were negatively impacted by the lower than anticipated revenue as well as by the higher than expected expenses in June. The expenses included areas such as personal cost which Tom will address as well as provisions on Accounts Receivable at certain facilities and programs. We continually evaluate our accounts receivable each month and record such provisions in the normal course of business in accordance with internal policies which consider many factors such as aging, prior (indiscernible) collectibility issues.

Accounts Receivable are dilated each period and position adjusted as deemed necessary. Additional provision which arose in June was primarily driven by our general standard Medicaid provisions applied as (indiscernible) age. Difference between the estimated and actual collections to date on these specific receivables necessitated the additional provision. This period’s principal provision is mainly attributable to 1 facility which Tom will address in greater detail.

As in previous quarters our operating margin continues to be impacted negatively as a result of the closure of the New Morgan Academy principally its continuing operation cost facility depreciation and maintenance. For the six months ended June 30, 2004, revenues increased 4 percent to 139.3 million from 133.6 million for the six-months ended June 30 2003. Income from operations was 10.6 million for this year’s six-month period compared with 16 million in the prior year period.

Net loss of $393,000 or 3 cents per diluted share compared with net income of 4.1 million or 32 cents per diluted share in the prior year period. The 2004 period included the $2.4 million charge from the early extinguishment of debt.

Pro forma revenues in the six-month ended June 30, 2004 were 137.9 million compared with 133.6 million in the prior year’s period and pro forma income from operations was 14 million compared with 17.6 million in the 2003 period.

Pro forma net income was 3.5 million or 27 cents per diluted share compared with 5.5 million or 42 cents per diluted share in the six-month ended June 30, 2003. The factors that impacted second quarter 2004 results also impacted the six-month results.

EBITDA as adjusted for net startup costs was approximately 9.4 million for the second quarter of 2004 compared to 11 million for the second quarter of 2003. The decrease in 2004 was principally due to the impact of lower than anticipated revenues and higher than anticipated expenses as well as certain professional fees incurred during June 2004.

For the six-month ended June 30, 2004 EBITDA as adjusted for net startup costs was approximately 19.5 million as compared to 21.4 million for the six-month ended June 30, 2003.

General and administrative expenses were approximately 5.6 million for the second quarter of 2004 compared to 4.7 million for the same quarter of 2003. The increase is due to the increased professional expenses approximately $1 million related to Southern Peaks regional treatment center (indiscernible) litigation Sarbanes Oxley compliance fees and other advisory fees. Additionally certain personnel costs increased to approximately $164,000.

These increases were offset in part by a decrease in rent expense of approximately $300,000.

Interest expense net of interest income was approximately 4.2 million in the first quarter of 2004 compared to 4.5 million in the same quarter of 2003. Decrease as a result of capitalized interest of approximately $524,000 in 2004 related to the Southern Peaks Regional Treatment Center in Moshannon Valley. (indiscernible) offset in part by increasing interest of approximately $180,000 pertaining to the Senior Notes issued in June 2004.

We capitalized approximately $198,000 for Moshannon Valley in 2003.

Cash provided by operating activities was approximately 13.6 million for the quarter ended June 30, 2004. The increase is principally due to an increase – a decrease in Accounts Receivable and certain other working capital changes.

Cash used in the (indiscernible) activity was approximately 16.8 million in the second quarter of 2004 principally due to the investment in projects such as Southern Peaks, the regional correctional Center and the facility in Baker, California. Maintenance CapEx totaled approximately $571,000. Cash flow from financing activities were approximately 40 million for the quarter ended June 30, 2004 primarily due to the issuance of the Senior notes and the payment of the previous revolver and (indiscernible) lease obligations.

As Harry mentioned previously on June 24th we issued a discount of approximately $1.5 million 112 million (indiscernible) Senior Notes and the interest rate of 10.75 percent. The notes will mature on July 1, 2012, and will pay interest semiannually. In conjunction with this transaction we also entered into a new four-year $60 million revolving credit facility which had the capability of being expanded up to 100 million. Proceeds from these transactions were used to pay off the existing revolving credit facility and synthetic lease obligations totaling approximately $66 million. In conjunction with the early retirement of these obligations we recognize the (indiscernible) charge of approximately $2.4 million in the second quarter. In conjunction with the Senior Notes issuance we entered into an eight-year interest rate swap transaction takes our exposure to change from the fair value on volume $84 million of our new Senior Notes. The purpose of this transaction was to convert future (indiscernible) fees on these notes to a lower variable rate in an effort to realize savings on our future interest payment.

Under the agreement we will pay on a semiannual basis (indiscernible) on a six-month LIBOR, focused spread and we will receive fixed interest payment of – based on 10.75 percent.

With that I’d like to turn the call over to Tom Jenkins.

 Tom Jenkins  - Cornell Companies - President and COO

 Thanks. Harry used the terms not happy and disappointed to describe our feelings to date and I’m certainly in agreement with those sentiments. Our internal reporting had its rate on plan at the end of May. At that point we experience an unprecedented combination of events that made June a terrible month. I am going to spend a few moments describing those events in greater detail and then talk a bit about the actions we have underway to ensure that they do not recur.

I’m not however going to stay mired in our disappointment. Last year we implemented a business plan and a growth plan to produce increased shareholder over the long term. We are firmly committed to that plan and even though our June results represent a setback, we are undeterred in our efforts to achieve our plan to improve our results.

Let me discuss the quarter. As previously reported our Q2 results were impacted by reduced revenues in increased expenses during the month of June. On the revenue side, a number of our programs experienced unexpectedly and unusually low populations. I want to be clear about the terms unexpectedly and unusually. It is common for populations to rise and fall from month-to-month. It is common for the mix of clients in a given program some of whom have different per diems to change.

Some of those changes are predictable and we forecast for them. During June, several of our programs experienced this sort of revenue decline or per diem mix issue. The majority of the population issue occurred within three programs.

Dolphin (ph), Woodridge, and Southwood which experienced significant revenue shortfalls against forecast.

Dolphin is an outpatient program to provide client services in a clinic as well as the client’s home or school. Due to the end of school and client vacations referrals and billings were lower than forecasted. In addition, we submitted a proposal to our managed care organization to operate a summer program to begin in June. As required we hired and trained staff only to learn of a delay in processing referrals by the managed care organization that delayed opening of the program until July.

All Pennsylvania providers who submitted proposals were equally affected by this delay.

Woodridge and Southwood are residential and outpatient abuse and medical detox treatment programs, serving adults and/or juveniles. In June, at Woodridge and Southwood, the programs were reaching their fiscal year contractual limits earlier than expected. And as a result some clients had to be released from care until the new budget became effective. This action coupled with several AWOLs — clients who left against medical advice – and on hold admissions caused the final month of our forecast to be inaccurate.

In all of these cases an error was made in the development of the forecast. We failed to anticipate the degree and the scope of the downturn. The error in the forecast was not identified until actual results were prepared for the forecast numbers. To mitigate the potential of this re-occuring going forward we have initiated weekly reviews of our forecasted numbers.

Our review of the population numbers in July indicate the populations in client mix are returning to normal levels, we have double checked these (indiscernible) to be assumptions on our forecast and we do not perceive likelihood of a repeat of this revenue shortfall in the forecast.

John has dealt with the issue of the Accounts Receivable changes on the expense side. I’m going to focus on the operational expense issues.

The largest portion of the expense miss (ph) was associated with personnel. In our industry employee turnover, especially among front-line employees, is an issue we deal with on a regular basis. Obviously we budget the required level of manpower to meet our contractual obligations and the needs of our clients to work hard on – and we work hard to keep these positions full.

Nevertheless we know from experience that it is normal for a number of the positions in our manpower table to be unfilled at any one time. To provide as accurate of forecast as possible we estimate our personnel costs based upon the normal personnel vacancy factor for each of our programs. In June we experienced an unusually low vacancy percentage and as a result personnel expenses exceeded our forecast levels. In some, a significant number of small but unusual factors combined to cause our expenses to be higher than anticipated.

As Harry indicated in our preliminary results release, we have taken aggressive measures to ensure that our assumptions are accurate and that this situation does not recur. During the past week, we have spent many hours reviewing our forecast in detail to ensure its accuracy and that we have the proper monitoring regimen in place to identify errors or problems early in the process.

In addition, we have had intensive sessions with our controllers and regional vice presidents to stress accountability for performance and ensure that we meet our expectations. During these sessions, we reviewed revenue, population, population mix issues, and our expenses going forward to ensure they are in line with our forecast.

We have instituted weekly forecasts meetings during which Accounts Receivable will receive heightened attention. This is an enhancement from our monthly meetings. We have focused on the issues relative to Dolphin, Woodridge and Southwood to identify the specific revenue and Accounts Receivable issues and why they were not appropriately forecasted. Appropriate action have been taken.

Let me turn to the projects and programs receiving the most attention right now. First of all New Morgan. We continue to work with the Bureau of Immigration and Customs enforcement as well as the New Morgan bureau to convert the facility to a non criminal alien detention center. I expect to be able to report on the viability of this option at the close of Q3.

Secondly, Moshannon Valley. I’m advised that as I’m speaking to you this morning the Bureau of Prisons is meeting at the highest levels to conduct the final review of our contract modification. As we all know, government does not move at the pace of private enterprise but I expect to receive notification of the final approval of the modification shortly. When it is received we will execute the construction contract immediately.

Given the delays that we have experience in working through the BOP process we are taking a conservative view and we now anticipate opening the facility during Q1 ‘06.

Jos-Arz continues to experience a slower than expected startup while the demand exist while the referral process in place in the District of Columbia is painfully slow. No less than the United States Senate oversight committee on the district is working to help us streamline and speed up the process.

Next at Southern Peaks. Yesterday we were excited to learn that our license inspection occurred with no exceptions and we have been granted the three licenses necessary to operate the program. Further we received our first clients late yesterday and we expect to be at full budgeted capacity by the end of the year.

Last year we announced plans to operate juvenile detention centers and regional treatment center in Plankinton, South Dakota. Our announcement was based upon the following.

First of all an outstanding partnership with Plankinton and the Aurora County officials. Secondly, the sincere and publicly expressed desire by senior government officials to return the more than 200 children being treated out-of-state to South Dakota. Third the very high-cost being experienced by the state for out-of-state placement and our ability to offer a profitably at a rate that would save the taxpayers significant dollars.

Four the reality that residential treatment is best provided in an environment in your home and with the support and active involvement of parents.

Fifth, a commitment from senior state officials to create a special rate that would allow Cornell to meet the needs of clients rejected by other providers in the state and, finally, the availability of an excellent facility suitable for multiple programs that could be leased for long-term and not require any capital investment.

The economics of our project are excellent (indiscernible) juvenile detention center and the residential treatment center operate together. In fact, the detention center was to be one of the feeders into the RTC. As you know, the detention center opened in May and the RTC was to open this month.

Last Thursday, while we received the needed license to operate the RTC we were frustrated to learn that we were being granted an initial rate that while the highest in the state it is insufficient to support the level of care and treatment the young people need. We have received assurances from a number of key policy leaders in the state regarding our rate but in the end, it was not what we anticipated. The state is in the midst of a formal rate setting process specifically designed to establish a rate at the level required for the services needed. Unfortunately, we are advised the process will take approximately six months.

As a result, I’m announcing that we have decided to delay the opening of the RTC and to temporarily suspend operations at the detention center. While we are disappointed we recognize that there continue to be many South Dakota clients served by the state who need our service and that we have the commitment and the tenacity to pursue this project through this delay.

Thus we have decided to retain our lease on the facility while we pursue the needed rate and will reopen both the detention center and the residential treatment center when that rate has been achieved. This action will result in a reduction in startup costs for the remainder of this year.

Turning to our 976 bed youthful offender program at Walnut Grove, Mississippi, this transitioned from the previous provider very well. We assumed the remaining 2 1/2 years of an existing operating agreement which has an additional 2-year auction. This program should produce $10.8 million in annualized revenue when it reaches the expected operating level of 925 beds during Q3 of ‘05.

Finally as reported the Regional Correctional Center in Albuquerque opened on July 3rd. As expected we have multiple customers and the current population is approximately 100. Working with multiple federal agencies is a challenging experience involving multiple operating procedural requirements, varied initial inspection regimens and a wide range of individual signoffs. Our ramp up has been a bit slower than expected. We anticipate this will soon change since demand remains strong.

The remodeling work on the second tower will begin within two weeks with opening scheduled for Q4. Once again given the process of dealing with multiple jurisdictions we are taking a conservative view and revising our estimate for full ramp up to early Q2 of ‘05.

Since our last call, several new programs have been added. Our announcement of a $1.9 million alternative education program for the Philadelphia’s school district spins off of our very successful entrance into this market with the Harrisburg Academy. This program will commence service for the ‘04 ‘05 school year. We expect additional growth in this service line.

The $1.3 million award of a federal community corrections contract marks our entrance into the Nevada market. You will recall that this 65 bed contract award and the facility we purchased will accommodate up to 100. The returned 65 residents are good and we fully expect to utilize the full capacity of the building as we move forward.

I’m also pleased to tell you that our rate negotiations in Pennsylvania have been successfully completed with results that meet our expectations. These new rates were effective July 1st.

In conclusion, while we are disappointed about Q2 we have not and will not lose our focus on running quality programs, growing the Company and achieving our goal of increasing long-term shareholder value.

I’ll now turn it back to John for a review of our forecast for the remainder of the year.

 John Nieser  - Cornell Companies - Treasurer, Acting CFO

 We expect GAAP earnings for the third quarter of 2004 to range from a loss per share of 8 cents to a loss per share of 4 cents on an as reported basis. Pro forma earnings which exclude preopening and startup costs in new facilities and losses associated the New Morgan Academy are expected to range from earnings of 8 cents per share to earnings per share of 12 cents in the third quarter. For the full year, we expect earnings per share to range from 3 cents to 7 cents on an as reported basis and to range from 53 to 57 cents on a pro forma basis which excludes preopening and startup costs of new facilities, the charge on the early extinguishment of debt and losses associated with New Morgan Academy.

The revisions to previous guidance reflect the actual results for the six-month ended June 30, 2004, the charge on the earliest extinguishment of debt and the additional finance expense for the remainder if 2004 and revisions from the impact of startup projects. At this time I will turn the call back to Harry.

 Harry Phillips  - Cornell Companies - Chairman and CEO

 Before we open Q&A I did want to address a couple of topics that are important on strategic matters. As we mentioned on our first quarter earnings call we have retained a financial adviser, specifically J.P. Morgan Chase, to assist us in evaluating proposals where appropriate. Although our Company is not on the block we remain open to reviewing opportunities as they present themselves to us and in fact the Company and its board have reviewed a number of these opportunities. Since 2002 at least five companies or groups have approached Cornell about potential deals, or combinations. We have had discussions with each of these groups at various levels of detail. Our discussions with one of these companies ended after involved high-level negotiations. Management spent weeks focusing on this opportunity and Cornell spent hundreds of thousands of dollars in professional fees in connections with these negotiation. In the end for several reasons the discussions were terminated.

Due to our confidentiality obligations I’m not at liberty, really, to discuss anything further about these negotiations. At this time, though, we are not engaged in any active discussions with any party. However we will continue to explore and respond to opportunities if and when they arise and the board is keenly achieving to its judiciary duties in these matters.

Let me say a few more words about our strategic direction. We have received suggestions from several shareholders that we should actively explore the sale of the Company. Management and its board have spent a very significant amount of time on the strategic alternatives. If anything we have spent too much time, based on the extensive experience described above, management and the board believe they are well informed about the potential market transactions available to Cornell.

Let me reiterate our position. We intend to continue to manage this Company for the long-term. We are not ignoring the fact there were some mistakes made this quarter and in the past. However we have never lost our focus and I want to emphasize that our focus goes beyond 2004 and 2005. There have been a number of positive developments this year and we expect that trend to continue throughout the year. We have stated repeatedly that 2 ‘05 will be the year that will set this Company on a course to generate meaningful and more consistent returns for our shareholders and we have not wavered from that goal.

With that I’d like to open the call for questions.

QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) David Tomblin (ph) J.P. Morgan.

 David Tomblin  - J.P. Morgan - Analyst

 I had a question relating to regional corrections, wondering if you could give us a sense of what level you will be at breakeven and also just commentary on additional capacity being brought on before you’re actually at break even on the existing tower? Thanks.

 Tom Jenkins  - Cornell Companies - President and COO

 David, good morning. This is Tom. We anticipate breakeven population to be about 400.

 David Tomblin  - J.P. Morgan - Analyst

 You mentioned you would be full occupancy in second quarter next year. When do you think you might be at break even and is that cash flow break even or GAAP break even?

 Tom Jenkins  - Cornell Companies - President and COO

 We believe that by the end of the year we are going to be about 700, 750 when you include both towers together.

 David Tomblin  - J.P. Morgan - Analyst

 Okay so you have no doubt that the right thing to do is continue renovating second tower and still you won’t hurt profits so you will be at breakeven capacity well before then?

 Tom Jenkins  - Cornell Companies - President and COO

 David I’m sorry you’re breaking up, we cannot hear the question.

 David Tomblin  - J.P. Morgan - Analyst

 Yes it sounds like you have no doubts about getting to breakeven capacity and not incurring further losses by opening a second tower ahead of getting ahead of your skis, so to speak?

 Tom Jenkins  - Cornell Companies - President and COO

 No we do not and in fact there’s – the second tower is configured a bit differently in that it has enhanced increased programming space and some of our customers are more inclined to engage that space as opposed to tower one. Clients who would or inmates who would be with us for a longer-term would probably occupy the second tower. We believe that we are on track for about 700, 750 by year’s end.

Operator

 Tony Randall (inaudible).

 Tony Randall Analyst

 Did you guys say that you have been spending too much time exploring strategical alternatives? Did I hear that right?

 Harry Phillips  - Cornell Companies - Chairman and CEO

 I said we have spent a lot of time, this is Harry Phillips, we have spent a lot of time exploring strategic alternatives over the last 2 years and I said we had at least five different groups that approached us, and that we engaged in discussions in some one form or level or another.

 Tony Randall Analyst

 And that’s taken up, you’re just taking away focus and the reason these numbers are so bad and the reason that every quarter has been bad for the last several?

 Harry Phillips  - Cornell Companies - Chairman and CEO

 No I didn’t say. I said that we spent a lot of time in conversations with people.

 Tony Randall Analyst

 And then I thought you said too much time was taken away from focus, is that not accurate?

 Harry Phillips  - Cornell Companies - Chairman and CEO

 Well I said yes I said if anything the point was that we had spent a lot of time on this issue and we have spent an inordinate amount of time on this issue and so that is the answer to the question that to the question are we stonewalling people or are we engaged in listening to people when they approach us. That was the reason for that statement.

 Tony Randall Analyst

 So you are not doing right by the owners of the Company and you’re blaming us for it? Is that what I am supposed to take out of this?

 Harry Phillips  - Cornell Companies - Chairman and CEO

 No we are not using any kind of excuse for performance the point was we just spent a lot of time on it. No we are not giving any kind of excuse for performance at all.

Operator

 Philip Schipper (ph) with Hartford Management.

 Phil Schipper  - Hartford Management - Analyst

 Given some of the recent execution problems I would call them and sort of widespread systematic issues we’ve had with completing projects and just real little things across the board leads me to believe there is some systematic lack of execution here which falls on responsibility of management. And I know you guys have said you are disappointed. As shareholders we are disappointed as well. What can you say to improving our execution?

 Tom Jenkins  - Cornell Companies - President and COO

 This is Tom. I’m sorry – I did not get your name.

 Phil Schipper  - Hartford Management - Analyst

 My name is Phil Schipper.

 Tom Jenkins  - Cornell Companies - President and COO

 First of all, nobody is walking away from responsibility here. Clearly June did not meet our expectations. The things that happened during this month we believe were extraordinary and out of the usual. We have taken very aggressive measures, we have reviewed performance, we have enhanced accountability, we have reviewed structures and systems and we believe that we are back on track. Some things happened during the month of June, frankly, that were not forecasted, there were some human error here and we believe firmly that we are back on track going forward through July and for the remainder of the year.

 Phil Schipper  - Hartford Management - Analyst

 Right. You had said that earlier. I guess what I was really trying to get at is the consistent quarter over quarter disappointments and lack of capitalizing on great opportunities that we have as a company. And that leads me to believe to some extent that something needs to be done. Either we bring in consultants, we bring in someone new to examine the strategic alternatives besides J.P. Morgan or you know? We overhaul management but, overall, there have been execution problems quarter over quarter and time and time again. And I understand that maybe June was a bad month but what about the months before that and (indiscernible) through the project?

 Harry Phillips  - Cornell Companies - Chairman and CEO

 This is Harry Phillips. We met our guidance the first quarter and we were on track for the first two months of the second quarter. And we are, we’ve got a lot of projects going on, small company but we got a lot of projects going on. And for the most part these projects are moving forward. Dates move from time to time, projections have moved primarily because of governmental activity for one reason or another. But we are still moving forward and we’re still highly competent that in ‘05 or whenever that run rate appears we will still be at that 100 million level. Nothing has changed in that regard. So –

Operator

 Nelson Obus with Wynnefield.

 Nelson Obus - Wynnefield - Analyst

 Hi I’m a recent shareholder and I got involved here because of the potential of the Company. I must say I’m singularly unimpressed with the execution I’ve seen up until now. I have a very specific question. You did give us some sense of what the operational problems were in the Company and what you’re doing to fix them. In terms of facilities that are operating. I would like to focus on the facilities that have not yet reached operational status and let’s take Plankinton as an example. It’s fine to shut Plankinton to defer the opening of it, but it’s really ugly public relations for the Company. There’s an AP article out today. I don’t know if you’ve seen it, I don’t know who Lou Siebert is – a Republican from South Dakota said he was puzzled that Cornell would spend money on the center and not have some idea of a rate the state was willing to pay and he is quoted saying “I think we need to get to the base of it and find out who’s making what decisions and why” – which is something I think the shareholders need to know too – and if there’s a misunderstanding somewhere that needs to be cleared up, etc. I mean even if there is a political motivation here that’s a very ugly shot at the Company and at our reputation and I guess my specific question is in regard to the oversight of projects that have not yet opened I mean, what are you doing there? I appreciate you took us through what you’re doing now on the operating side but do you have a war room. It seems like every time we have a goal to get something opened or occupied a certain timetable we seem to miss it, we always blame it on government. I worked in government for five years I’ve realized there are ways to work with government, there are ways not to work with government. It’s a very poor excuse and can you just be specific about what you do on a day-to-day basis to monitor the politics involved in developmental projects?

 Tom Jenkins  - Cornell Companies - President and COO

 This is Tom. First let me talk about Plankinton. Plankinton was a project we entered into with great expectations. We continue to have strong expectations for this project. We have delayed it. What happened last Thursday was, clearly, a surprise to us. We received our license to operate but the rate that we got was not what we had anticipated. We have worked cooperatively, we have built a strong legion of supporters up there to include local representatives, the planning commission and some of the highest policy decision-makers in the state of South Dakota. We continue to believe that this project will come forth to fruition for us. What happened was clearly a surprise and not what we had been promised nor what we had expected. I have not read the local papers this morning but at any rate the investment we had in this was virtually nothing so there’s no real downside going in. When we entered this project we knew that there was little to no investment and this was all upside. Once this thing occurs we got a facility there that is a beautiful campus. We got a long-term lease on the facility that is a very very attractive lease and we intend to activate that lease. It’s – the facility has multiple uses and we intend to have customer in there and bring forth needed economic vitality to that community. Relative to the other projects we are still bullish on them. The regional correctional centers will ramp up. It gets lower than what we expected. Some things happened you know in this industry you’ve got an awful lot of moving parts. Federal budgets are challenged at this point. We are at the end of a federal fiscal year and when that occurs some things tend to slow down. Unfortunately, that slowdown occurred concomitant with ramp ups and we had planned. At the time they were not forecasted. We are upon it right now but the we have every assurance that the FBI, the DEA, the ATM, the United States Marshal Service, the Bureau of Immigrations and Customs Enforcement, the state of New Mexico, the Bureau of Indian Affairs, among the customers that we have lined up will use this facility. We are still bullish on it. We’re very strong on it. I’m not sure what else I could tell you.

 Nelson Obus - Wynnefield - Analyst

 I guess what I’m specifically saying is do you have a structure in your organization? A war room? A monitoring team to keep from being surprised. Similar to what you describe you had just implemented in regard to your operating facilities because, frankly, you shouldn’t be getting surprised in a pre-operating situation where you know you’re dealing with politicians and all of those pressures. So, but okay that’s done but structurally what exists in the Company to monitor is a very specific question. You told us what you’re doing for the operating facilities. What are you doing for the facilities that haven’t operated? What kind of a task force is monitoring developments? Getting intelligence on a say week to week basis so we’re not embarrassed by politicians shooting their mouth off in the press?

 Tom Jenkins  - Cornell Companies - President and COO

 If the local level in our regional office is on the ground. We have people who are responsible for working with these local communities and our politicians. We have engaged lobbyists on both a national level as well as a state level that worked cooperatively with our own staff to monitor these situations. The truth be told what occurs here is a ramp up and a startup that gets engaged and we forecast early on and we advise as to what is going to go on but it is very fluid. What happens mid ramp up, some things happened. Unfortunately they are unavoidable and unanticipated. When they occur though, we adjust.

 Nelson Obus - Wynnefield - Analyst

 Well, I would advise maybe you would look at the structure which you monitor in these preoperational facilities just as you are now telling us that you’ve put new procedures in place to monitor the operating facilities. Thank you.

Operator

 Rick D’Auteuil. Columbia Management.

 Rick D’Auteuil.- Columbia Management - Analyst

 We didn’t touch on one of the issues that has been outstanding for several quarters or at least a couple of quarters. The escrow status. Maybe you could touch on that briefly. And my understanding was you hadn’t given up on that so what are we spending. And what are we –what do we have to show for it so far?

 Harry Phillips  - Cornell Companies - Chairman and CEO

 Harry Phillips. I think it was Rick.

 Rick D’Auteuil.- Columbia Management - Analyst

 Yes, Rick D’Auteuil with Columbia Management.

 Harry Phillips  - Cornell Companies - Chairman and CEO

 Well, we are continuing to pursue the perpetrators and the escrow situation. We as I said earlier calls we have got King and Spalding. We froze accounts we’ve gotten TROs on these people and we are continuing also to pursue with the authorities and we believe strongly that the federal government is going to take up this investigation. They are looking into it as I said on the last call but we are pursuing this matter as hard as we possibly can and we are going to continue to pursue this matter as hard as we possibly can.

 Rick D’Auteuil.- Columbia Management - Analyst

 What are we spending on it to pursue it?

 Harry Phillips  - Cornell Companies - Chairman and CEO

 It varies from month-to-month. It depends on depositions. It depends on where we are with the groups but I would say we probably spent a couple hundred thousand dollars on it, just with King and Spalding so far.

 Rick D’Auteuil.- Columbia Management - Analyst

 My second, not really a question, it is really a statement. Just that to go on record we own over a million shares as you probably know. I know there’s been information that you guys finally put out there regarding the vote on the board of directors. We want to go on record publicly as saying we voted to withhold against the full slate to send a clear message to the board. We – I would also say have a no confidence – it’s basically a no confidence vote in current management. We think the franchise value is greater than – in the hands of other operators. We, too, are highly frustrated with the continued string of disappointments and when you say some mistakes made it just seems like we’re getting far too many mistakes. We’re hearing about mistakes quarterly if not more frequent than that. It’s probably not fair to say all surprises are negative surprises but certainly the net of it, which is negative. I want to go on record as saying that. Thank you.

 Harry Phillips  - Cornell Companies - Chairman and CEO

 Thank you. Appreciate it.

Operator

 Sheryl Skolnick with Fulcrum Global Partners.

 Sheryl Skolnick  - Fulcrum Global Partners - Analyst

 I have more than just 2 questions and I have to come back in and I need to ask one analyst type questions and then another and make another question. I have to know a fair amount about how hospitals do accounts receivable and I’m extremely concerned about all of a sudden a government receivable showing up as a bad debt. And so my question is specifically is this. How much was that in the quarter? No. 1. No. 2, what is the existing accounts receivable on the balance sheet right now? And No. 3 how much of that is at risk?

 John Nieser  - Cornell Companies - Treasurer, Acting CFO

 Sheryl this is John. The items you are referring to we took the charge on was $130,000. I guess your prospective question as to future potential as I alluded to we go through on a periodic monthly basis and look at A. R. every month with new criteria, depending upon the facts and circumstances at that time. Facts change period to period, as I set here today I’m not in a position to tell you or give you a range per se. I don’t have that information but I will tell you that as we go through it, the point that we feel it is (indiscernible) we take the charge. We perform that review in accordance with GAAP and if under that process we feel a charge is warranted we take the charge at that time.

 Sheryl Skolnick  - Fulcrum Global Partners - Analyst

 So the $1.5 million of roughly sequential increase in SG&A was only $130,000 of it was due to the A. R.?

 John Nieser  - Cornell Companies - Treasurer, Acting CFO

 I’m sorry?

 Sheryl Skolnick  - Fulcrum Global Partners - Analyst

 Of the hundred – never mind. Okay. I got the answer to that question. I guess the next question I’m going to ask is sort of more of an observation here. When I listen to what you all are telling us I’m concerned and frustrated by two things.

One. You’re missing the totality of what it is that I think we’re all concerned about. It’s not just a specific project. It is every project. That we are now having to re-evaluate and look at again and trying to forecast what’s going to happen with it given the new conditions. It is not just that you missed the second quarter of this year. It is that you miss the second quarter of this year after missing lots of quarters in the last 12 months and moreover giving us the kind of guidance for a fourth quarter of roughly 18 cents and I feel we are back to where we were a year ago, which is that you had a problem with rates and a problem with a couple of other things that you know you were going to have at the end of the second quarter. You guided down for the third quarter but you said 27 cents in the fourth quarter was in fact feasible and here we are. So tell me – what is behind your guidance? What is structurally in this company that gives you the confidence on a day-to-day and long-term basis that you can take the existing projects and the going forward projects and get to their realized value that we all have come to expect, given what you said about their potential?

 Harry Phillips  - Cornell Companies - Chairman and CEO

 Sheryl this is Harry. How are you doing today?

 Sheryl Skolnick  - Fulcrum Global Partners - Analyst

 I’m all right, thanks.

 Harry Phillips  - Cornell Companies - Chairman and CEO

 The answer to your question on an operating basis yes we missed June as we said earlier it was a surprise. We were on...

 Sheryl Skolnick  - Fulcrum Global Partners - Analyst

 But, Harry, with all due respect, it is always a surprise. If it wasn’t a surprise, you wouldn’t miss.

 Harry Phillips  - Cornell Companies - Chairman and CEO

 Right, right. Let me finish. First of all, we had one month there on the operating side that we missed. We expect that operations for the second six months, the existing operations will tighten up or will be on budget on forecast, and then we look at what the new projects are bringing to us. And we feel like that with some of the new projects there with the exception of this Plankinton thing we are moving forward with all of these projects. Take you don’t hear about Texas Adolescent Center. That’s the one that we started and opened in October. It is full and has been full since Day One.

And we have Southern Peaks that is opening early and we think it is going to be gangbusters. Now we got a few of these that, yes, have the populations are coming in there are just not coming in at the rate that we had wanted. And so we’re not negative about any of these projects, we’re very positive about them and we are bullish. And we’re looking for 2 ‘05 and we think at that point we will see some of this fruition. We said all along that ‘04 was going to be a transition year we’re kind of moving into a new phase for this Company. Getting larger. And with that growth we have some pains and we’re well aware of it and we are managing it.

 Sheryl Skolnick  - Fulcrum Global Partners - Analyst

 So, the specific question is when you had that problem in June where the summer program didn’t open because the approval forms (indiscernible) was there anybody at the operating level of the Company who picks up the phone and calls their supervisor and says it’s June we’re not getting them? This is the sort of thing I’m talking about it’s operationally–it’s execution issues. Forecasts are one thing but it’s also getting surprised. It’s just – I guess what I’m saying is at this point you are not giving me as an analyst or I think your shareholders enough information to have any confidence that the numbers going forward with the Company currently structured the way it is are achievable. Given all your comments today, there are hopes, there are wishes, there are expectations but there’s no structure. There’s no real level of understanding that you are communicating to us and I guess I would say that what Nelson Obus said looking to establish a structure that monitors these things make your expectations realistic, hard and fast, that you don’t get surprised and you don’t hurt your shareholders in that way, I think it’s a good idea for whatever it’s worth.

 Harry Phillips  - Cornell Companies - Chairman and CEO

 All right. Thank you.

Operator

 Todd Van Fleet, First Analysis.

 Todd Van Fleet  - First Analysis - Analyst

 Guys not to pile on. I just want to get a little bit more detail into what is in the guidance for the rest of this year? The pro forma guidance I guess in particular. I guess I was a bit surprised to see that capacity utilization increase sequentially if that’s right to about 100.9 percent, I think for the quarter off a couple percentage points in Q1. But I think the story has been the reason you missed in Q2 was because there were population issues in a few different facilities. Is that right?

 Harry Phillips  - Cornell Companies - Chairman and CEO

 Correct Todd.

 Todd Van Fleet  – First Analysis - Analyst

 I guess I’m a bit confused because the revenue turned out to be just a shade up from where it was in Q1 and you would expect to get that sequential bump from the extra day and given the population increase by a couple percentage points I guess I would expect revenue to be up higher than where it was so are we looking really at a mix issue and a pricing issue? Is that what the problem was in the shortfall in the current quarter then coupled with some of these higher expenses?

 Tom Jenkins  - Cornell Companies - President and COO

 There were some expense issues, Todd, that primarily were personnel in nature. There were some per diem mix issues within a couple of our facilities and in addition we had some lower than forecasted revenue in three of our primarily three of our programs that went against our forecast lower than we had forecasted.

 Todd Van Fleet  - First Analysis - Analyst

 So as I think about just to tell you what’s on my mind and looking at the rest of 2004, if the original guidance say going back to quarter, quarter and a half whatever for the year was 90 cents and then the refinancing was completed and I think you said 17 cents EPS was going to be the hit related to interest charges that gets you down to 73 cents or so and there was some additional charges or the way Q2 shook out here probably get you down to 66 67 cents and now we’re seeing the guidance I think it’s 53 to 57 if I am correct. And I think, along with that, you said that you expect startup costs to be less than what they perhaps would have been previously. So just trying to understand what it is that gets us from what is in my view or my mind anyway a 66, 67 cent figure for EPS on a pro forma basis for 2004 down to the 53 to 57 cent range that you’re guiding to at this point and what are the factors that kind of bridge that gap?

 John Nieser  - Cornell Companies - Treasurer, Acting CFO

 This is John and walking through your analysis the final piece that you have not quantified is, with respect to when we spoke of the impact on the balance of the year for the startup projects particularly RTC provisions and our forecast for that as well as Jos-Arz. So the reduction in the forecasts beyond items you mentioned is primarily attributable to that aspect.

 Todd Van Fleet  - First Analysis - Analyst

 So it’s really kind of slower than expected ramp than some of these other more startup related facilities that are causing the losses in those facilities or rather the margins to be less than maybe you had forecasted previously?

 John Nieser  - Cornell Companies - Treasurer, Acting CFO

 That’s correct.

 Todd Van Fleet  - First Analysis - Analyst

 Okay. Just one follow-up then – can you comment on what the status is of any SEC inquiries?

 Harry Phillips  - Cornell Companies - Chairman and CEO

 Todd, this is Harry. There has been no change in any kind of SEC matter. Since our last conference call we have not had any communications with the SEC and when we do get requests or whatever we obviously follow-up with whatever they are requesting and we cooperate in every way. We have not had anything from them.

Operator

 Zachary George with Pirate Capital.

 Zachary George  - Pirate Capital - Analyst

 I have two questions and I would like to make a statement. First of all regarding the Regional Correctional Center in Albuquerque. What occupancy level is assumed by your 2004 guidance?

 Tom Jenkins  - Cornell Companies - President and COO

 I’m sorry? What occupancy level was assumed in 2004 guidance?

 Zachary George  - Pirate Capital - Analyst

 Right for the RCC in Albuquerque?

 Tom Jenkins  - Cornell Companies - President and COO

 Our original guidance, we had the facility fully ramped up by the end of the year.

 Zachary George  - Pirate Capital - Analyst

 And currently?

 Tom Jenkins  - Cornell Companies - President and COO

 I’m looking at somewhere between 7 and 750 by the end of the year.

 Zachary George  - Pirate Capital - Analyst

 And you are not worry about that given the current population at roughly 100?

 Tom Jenkins  - Cornell Companies - President and COO

 We have some events that we believe are going to unfold that will pick this up. We are looking at full occupancy sometime during early Q2 of ‘05.

 Zachary George  - Pirate Capital - Analyst

 Can you also provide any additional color on progress you have made in getting a contract with New Morgan? Seems like nothing at all has changed.

 Tom Jenkins  - Cornell Companies - President and COO

 Again it has been equally frustrating with us. We are working with the Bureau of Immigrations and Customs Enforcement; we are working with the New Morgan bureau – the issue is adjusting some zoning there. There are some new owners in the bureau and it was another thing where ownership of the bureau changed hands. We are working with them and as I reported earlier I expect during our next call to have something affirmative to report one way or the other. On our activities with the bureau.

 Zachary George  - Pirate Capital - Analyst

 Harry, based on the comment you made regarding the work you’ve completed with an investment adviser based on conversations that I’ve had, nobody should walk away from this call thinking that you’ve shopped this Company around in good faith. Our sources are indicating that many of the parties you’ve spoken to have been turned away by you and if there are actually five companies who have approached you then clearly what makes sense to us in this case is an option. We own at this point 7 percent of the Company and I’m going to reiterate on this call the request that I made in person to you last week that the poison pill be rescinded and that you retain an investment adviser to fully explore strategical alternatives here. This management team continues to prove its inability to deliver value to shareholders. You’ve consistently missed earnings and project completion targets you’ve set for yourselves and it’s actually infuriating to me to hear any mention of so-called growth strategy here when you struggle to manage your current assets profitably. Given the track record we have seen and the current demands of the shareholders that are being voiced on this call we see that any board member who continues to support you and your parent strategy to buy revenue at any cost is clearly breaching their fiduciary duties. We still have our capital being wasted here and our Company is been undermanaged. It is our view that Cornell is worth far more that its market value implies and we are not going to let you guys destroy this Company. It is time for you guys to do the right thing by shareholders and deliver value through the sale of the Company. Clearly after seeing the results of the vote and hearing from us and other shareholders it should be clear to you one way or another that your time at Cornell is limited. The shareholder basic clearly wants you guys to explore the sale of the Company. Even if we are unsuccessful in selling the Company in the short-term ultimately the current board members are going to be removed and current management will be replaced.

If you do not announce that you are making any progress toward retaining investment adviser and exploring actively exploring the sale of the Company we’re going to make a formal proposal to the board that Harry you as CEO be removed and that an interim CEO take your place to get the job done.

We are currently conducting interviews ourselves to find a new CEO for the company should one be required. The bottom line to us is that no matter what happens in the next year, we are going to be here and you won’t.

The only real choice here is whether you want to leave the Company on a positive note having represented our interests or whether you prefer to be asked to leave by the shareholder base.

Operator

 Ross Taylor with Caxton and Associates.

 Ross Taylor  - Caxton and Associates - Analyst

 Ross Saylor and, Harry, first I want to have a chance to say that it’s nice to not be the only voice of frustration on this call.

I think it’s very clear that you have lost the confidence of the shareholders. My hope is that the board members who are listening here this. that they look at and recognize that you and your board and your management team lack the skills necessary to exploit the many opportunities that are in front of shareholders and that as a result, the expeditious sale of this Company or the replacement of its senior management team are the only two options facing the board at this point in time.

I think the record speaks for itself and it’s not a matter of whether or not there is a specific excuse for each and every failure you have laid out. The answer is, as I think Sheryl pointed out there has been a litany of failure and it’s time that that litany stop and I do not believe from my 20 plus years as a professional investor that you can recapture shareholder confidence in any reasonable time frame with your current management team.

Therefore as I said your fiduciary responsibility compels you to either sell this Company or to replace the senior management team. Thank you.

Operator

 Ladies and gentlemen, this concludes the question-and-answer session for today. I’d like to turn conference back to management for any concluding comments. Please go ahead.

 Harry Phillips  - Cornell Companies - Chairman and CEO

 Thank you for joining us today. I just want to reiterate that we are just heard from Ross and from Zachary and the management and the board take it very seriously. We are going to talk about it at our next board meeting and it will be a decision the board will take up. If there’s a decision to be made the board will take it up. In the meantime we are going to grow this Company. We’re in it the long-term and we believe that our strategic position is valid and we will go forward with it. We will be looking forward to talking to you the next quarter and hopefully with more positive news. Thank you very much.

Operator

 Ladies and gentlemen, that concludes the Cornell Companies second quarter 2004 results conference. If you would like to listen to a replay of today’s conference you may dial 303-590-3000 or 1 800 405 2236. Using pass code 11003377 pound. Thank you again for your participation in today’s teleconference. And you may now disconnect.

DISCLAIMER

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP

In his remarks set forth in this Exhibit 99.1, Mr. Nieser references earnings before interest, taxes, depreciation and amortization (EBITDA) which is a non-GAAP financial measure.  A non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The Registrant believes that the additional non-GAAP measures are useful to investors for financial analysis.  Management used these measures internally to evaluate its operating performance and the measures are used for planning and forecasting for future periods.  However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  The following reconciles each non-GAAP financial measure to its most directly comparable GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

GAAP income from operations	$4,710	$8,196	$10,555	$15,974

Plus:
Depreciation and amortization	3,179	2,604	6,338	5,173

Pre-opening and start-up expenses, net of start-up revenue	1,546	252	2,599	339

EBITDA	$9,435	$11,052	$19,492	$21,486